Exhibit 10.8

January 28, 2020

JuE Wong

Dear JuE:

I am pleased to confirm our offer of employment to you as Chief Executive Officer of Olaplex, Inc. (formerly Penelope Acquisition Corp.) (the “Company”). This offer is contingent upon (i) the successful closing (the “Closing”) of the asset purchase transactions contemplated by and among the Company, Olaplex LLC, and LiQWD, Inc. and (ii) your successful employment eligibility verification (as discussed further below). If for any reason the Closing does not occur or your employment eligibility cannot be verified, this letter and the Company’s offer of employment will be null and void.

Start Date. If you accept this offer, your first date of employment with the Company will be the date of the Closing.

Title and Duties. You will be employed by the Company as its Chief Executive Officer, reporting to the Board of Managers of Penelope Group Holdings GP, LLC (the “Board”). You will perform the duties of your position and such other duties as may reasonably be assigned to you from time to time. In addition, you will serve from time to time if requested as a director or officer of one or more of the Company’s Affiliates, without further compensation. You will be expected to devote your full business time and your best professional efforts to the performance of your duties and responsibilities for the Company and its Affiliates and to abide by all policies and procedures of the Company as in effect from time to time.

Base Salary. Your initial base salary will be paid at the rate of $1,000,000 per year, less taxes and other legally required deductions, payable in accordance with the regular payroll practices of the Company.

Annual Bonus. For each fiscal year completed during your employment, you will be eligible to earn an annual bonus. Your target bonus will be 50% of your base salary, with the actual amount of any such bonus being determined by the Company in its discretion, based on your performance and that of the Company against goals established by the Board. You must be employed through the end of the applicable fiscal year in order to be eligible for the bonus. Any such bonus will be payable in the first calendar quarter of the calendar year following the conclusion of the fiscal year for which the bonus is earned.

Incentive Equity. Promptly following the commencement of your employment with the Company and subject to final approval by the Board of Managers of Penelope Group Holdings GP, LLC, you will receive a grant of options to purchase common stock of Penelope Holdings Corp. (“Options”) representing 3.86% of the fully-diluted equity of Penelope Holdings Corp., with an exercise price for each Option equal to the fair market value of a share of common stock of Penelope Holdings Corp. on the grant date. The Options granted to you will conditioned on your continued employment by the Company, and will be subject to vesting as follows: (i) four- tenths (4/10ths) of the options will be subject to time vesting, vesting in five (5) equal installments on each of the first five (5) anniversaries of the grant date, (ii) one-tenth (1/10th) of the Options will be subject to performance vesting based on the achievement by the Principal Investor (as such term shall be defined in the option grant) of an MOIC (as such term shall be defined in the option grant) of at least 2.0, (iii) one-tenth (1/10th) of the Options will be subject to performance vesting based on the achievement by the Principal Investor of an MOIC of at least 2.5, (iv) one-tenth (1/10th) of the Options will be subject to performance vesting based on the achievement by the Principal Investor of an MOIC of at least 3.0, (v) one point five-tenths (1.5/10ths) of the Options will be subject to performance vesting based on the achievement by the Principal Investor of an MOIC of at least 3.5 and (vi) one point five-tenths (1.5/10ths) of the Options will be subject to performance vesting based on the achievement by the Principal Investor of an MOIC of at least 4.0. The Options will be subject to terms of the option award agreement and the Penelope Holdings Corp. 2020 Omnibus Equity Incentive Plan.

Benefits. You will be eligible to participate in any and all employee benefit plans made available by the Company to employees generally from time to time, subject to plan terms and generally applicable Company policies as in effect from time to time. Following the Closing Date, until such time as the Company has established group medical, dental and/or vision plans, as applicable, the Company will reimburse you up to $2,500 per month for the monthly premium cost of any medical, dental and/or vision insurance plans purchased by you. Notwithstanding the foregoing, in the event that the Company’s payment of such reimbursements would subject the Company to any tax or penalty under Section 105(h) of the Internal Revenue Code of 1986, as amended, the Patient Protection and Affordable Care Act, as amended, any regulations or guidance issued thereunder, or any other applicable law, in each case, as determined by the Company, then you and the Company agree to work together in good faith to restructure such benefit.

Co-Investment Opportunity. You will be eligible to invest up to $500,000 in the Class A Non-Voting Common Units of Penelope Group Holdings, L.P., on such terms and conditions as shall be set forth in a subscription agreement between you and the Company.

Work Location. Until such time as the Company has established a corporate headquarters, you will work remotely from your home or another remote location of your choice. Once the Company has established a corporate headquarters, you will work from the Company’s corporate headquarters. In each case, your work location will be subject to such travel as may reasonably be required for the diligent performance of your duties and responsibilities to the Company and its Affiliates. Should the Company establish its corporate headquarters in the greater Los Angeles, California area, the Company will provide you with a housing and transportation allowance in the monthly amount of up to $10,000 during the term of your employment hereunder, less taxes and other legally required deductions.

The Immigration Reform and Control Act requires the Company to verify your identity and employment eligibility within three business days of your commencement of employment with the Company. Enclosed is a copy of the Form I-9 that you will be required to complete. Please bring the appropriate documents listed on that form with you when you report for work. We will not be able to employ you if you fail to comply with this requirement.

This offer of employment is also conditioned on your execution of the Company’s standard Employee Agreement, a copy of which is enclosed. You must sign and return the Employee Agreement at the time you sign and return this letter agreement.

This letter and your response are not meant to constitute a contract of employment for a specific term. Employment with the Company is at-will. This means that, if you accept this offer, both you and the Company will retain the right to terminate your employment at any time, with or without notice or cause.

This letter agreement, together with the Employee Agreement and the Termination Protection Agreement entered into on the date hereof between you and the Company, sets forth the entire agreement between you and the Company, and replaces all prior and contemporaneous communications, agreements and understandings, written or oral, with respect to the terms and conditions of your employment. In accepting this offer, you give the Company assurance that you have not relied on any agreements or representations, express or implied, with respect to your employment that are not set forth expressly in this letter agreement, the Employee Agreement or the Termination Protection Agreement. For the purposes of this letter agreement, “Affiliates” means all persons and entities directly or indirectly controlling, controlled by or under common control with the Company, where control may be by management authority, equity interest or otherwise.

If you wish to accept this offer, please sign, date and return this letter agreement and the Employee Agreement to Tricia Glynn by email (TGlynn@AdventInternational.com) no later than January 31, 2020. If you do accept as provided, this letter agreement will take effect as a binding agreement between you and the Company as of the Closing, provided that you sign, date and return the Employee Agreement to the Company and satisfy the other conditions set forth above in a timely manner. Please retain a copy of this letter agreement and the Employee Agreement for your records.

Sincerely,

OLAPLEX, INC.

By:	/s/ Tricia Glynn
Name:	Tricia Glynn
Title:	President

[Signature Page to Offer Letter]

Accepted and agreed:

Signature:	/s/ JuE Wong
JuE Wong

Date:	January 28, 2020

[Signature Page to Offer Letter]